AMEX: HRT
FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
February 25, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC
ANNOUNCES RESULTS FOR FISCAL 2003

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total consolidated revenue of $7,677,000 for the year ended December 31, 2003 compared to total consolidated revenue of $7,192,000 for the year ended December 31, 2002, an increase of 7%. Net income of $1,259,000 for the year ended December 31, 2003 increased 67% from net income of $753,000 for the year ended December 31, 2002. Basic and diluted net income per share for the year ended December 31, 2003 increased 85% to $0.48 per share from $0.26 per share for the same period in 2002.

        For the quarter ended December 31, 2003, total consolidated revenue increased 4% to $1,887,000 compared to total consolidated revenue of $1,814,000 for the quarter ended December 31, 2002. Net income for the quarter ended December 31, 2003 was $381,000 compared to $328,000 for quarter ended December 31, 2002, an increase of 16%. Basic and diluted net income per share for the quarter ended December 31, 2003 increased 25% to $0.15 per share from $0.12 per share for the same period in 2002.

        James E. Rouse, the Company’s President and CEO, commented that, “We are pleased to announce that our revenues continued to increase as a result of significant unit volume sales growth of Micron Products silver/silver chloride and conductive resin sensors. This volume growth, over 18% as compared to 2002, has resulted in a reduction of our per unit manufacturing cost. The reduced per unit cost combined with increased sales revenues and greater efficiencies from process improvements has resulted in higher net income.”

        Mr. Rouse further noted that “While we have continued to expand our share of the disposable ECG sensor market domestically and in developed economies, the greatest opportunity for potential growth in the sensor market remains the continued modernization of healthcare in developing countries. We also continue to seek to expand by means of new product development, software licensing and acquisitions.”

        The Company also announced today in another press release the Board of Directors declared a cash dividend.

        The Company, through Micron, produces silver plated and conductive resin sensors as a component part of disposable ECG electrodes. The Company also produces proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias and distributes metal snaps to its sensor customers.

         Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended Dec. 31,
	2003	2002

Revenue	$1,887,115	$1,814,304
Cost of sales	1,222,305	1,314,570

Gross profit	664,810	499,734

Selling and marketing	59,569	59,904
General and administrative	197,178	212,621
Research and development	33,307	(6,777)

Income from operations	374,756	233,986

Other income (expense):
Interest expense	(2)	(2,400)
Other income (expense), net	11,816	3,945

Income before income taxes	386,570	235,531
Income tax provision (benefit)	5,675	(92,000)
Net income	$380,895	$327,531

Net income per share - basic and diluted	$0.15	$0.12

Weighted average common shares outstanding -
Basic	2,608,790	2,757,109
Diluted	2,621,000	2,817,149

ARRHYTHMIA RESEARCH TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Twelve Months Ended Dec. 31,
	2003	2002
Revenue	$7,677,367	$7,192,065
Cost of sales	4,844,789	4,934,307

Gross profit	2,832,578	2,257,758

Selling and marketing	208,585	215,298
General and administrative	1,020,869	1,127,351
Research and development	37,285	52,456

Income from operations	1,565,839	862,653

Other income (expense):
Interest expense	(5,516)	(15,932)
Other income (expense), net	60,702	15,015

Income before income taxes and cumulative effect of change in
accounting principle	1,621,025	861,736
Income tax provision	361,675	52,000

Income before cumulative effect of change in accounting principle	1,259,350	809,736
Cumulative effect of change in accounting principle, net of tax	--	57,000

Net income	$1,259,350	$752,736

Net income per share - basic and diluted	$0.48	$0.26

Weighted average common shares outstanding
Basic	2,624,343	2,875,244
Diluted	2,636,553	2,935,284

ARRHYTHMIA RESEARCH TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$2,121,665	$1,773,412
Trade receivable, net	1,447,697	979,774
Inventories, net	939,964	1,124,065
Prepaid expenses and other assets	62,926	79,726

Total current assets	4,572,252	3,956,977

Property and equipment, net	3,065,513	2,831,836
Goodwill	1,244,000	1,244,000
Deferred income taxes, net	398,907	444,923
Other assets	20,276	--

Total assets	$9,300,948	$8,477,736

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	283,483	156,275
Accrued expenses	165,976	223,278

Total current liabilities	449,459	379,553

Shareholders' equity:
Common stock	39,175	38,881
Additional paid-in-capital	9,224,169	9,161,707
Common stock held in treasury	(3,526,756)	(3,088,116)
Retained earnings	3,114,901	1,985,711

Total shareholders' equity	8,851,489	8,098,183

Total liabilities and shareholders' equity	$9,300,948	$8,477,736

ARRHYTHMIA RESEARCH TECHNOLOGY, INC. AND SUBSIDIARY
Selected Cash Flows Information
(unaudited)

	December 31,	December 31,
	2003	2002

Net income	$1,259,350	$752,736
Net cash provided by operating activities	1,590,426	824,327
Net cash used in investing activities	(736,685)	(219,325)
Net cash used in financing activities	(505,488)	(692,412)
Net increase (decrease) in cash and cash equivalents	$348,253	$(87,410)